Exhibit 10.8

July 19, 2022 (as modified July 29, 2022 and August 3, 2022)

Christopher Spanos

5730 MacArthur Blvd., NW

Washington, DC 20016

Re: Separation Agreement

Dear Chris:

This letter sets forth the substance of the separation agreement (the “Agreement”) which Urgently Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation. Your last day of work with the Company and your employment termination date will be August 12, 2022 (the “Separation Date”).

2. Accrued Salary. By the next regular business day following the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive this payment regardless of whether or not you sign this Agreement. You acknowledge that the Company maintains a non-accrual paid time off policy, so you therefore have no accrued paid time off to be paid out upon your separation.

3. Severance Benefits. If you execute this Agreement timely, but not earlier than the Separation Date, do not revoke this Agreement, and fully comply with your obligations hereunder, the Company will provide you with the following “Severance Benefits:”

a. The Company will make severance payments to you in the form of continuation of your base salary in effect on the Separation Date for nine (9) months following the Separation Date. These payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s ordinary payroll dates, beginning with the first such date which occurs at least eight (8) business days following the “Effective Date” as defined below, provided the Company has received the executed Agreement from you on or before that date.

b. The Company will make an additional payment to you in the amount of $5,436 (the “Additional Amount”). The Additional Amount will be subject to standard payroll deductions and withholdings and will be paid on or before the date that is eight (8) business days following the Effective Date, provided the Company has received the executed Agreement from you on or before that date.

c. Subject to approval of the Board of Directors of the Company (the “Board”), the Company will extend the post-termination exercise period for your Options (as defined and set forth below).

d. The Company will offer you the Consulting Agreement attached as Exhibit A (the “Consulting Agreement”). If you execute the Consulting Agreement on the Separation Date you will begin your consulting relationship effective immediately. If you then do not execute this Agreement, or execute but then revoke your acceptance of this Agreement, then the Consulting Agreement will automatically terminate, as described therein.

Christopher Spanos

July 19, 2022 (as modified July 29, 2022 and August 3, 2022)

e. Subject to your compliance with Section 9 and the terms therein, the Company will permit you to retain the laptop purchased for your use by the Company in or around July 2022.

4. Section 409A.

a. It is intended that all of the Severance Benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

b. It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify you for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

5. Benefit Plans.

Your participation in the Company’s group health insurance plans will end on the last day of the month in which the Separation Date occurs. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Your participation in Employer-Sponsored Group Life Insurance and Short and Long Term Disability Insurance will cease as of the Separation Date; however, you may elect to convert your Group Life Insurance by contacting px@geturgently.com on or before the date that is fourteen (14) days following the Separation Date.

Christopher Spanos

July 19, 2022 (as modified July 29, 2022 and August 3, 2022)

Deductions for the 401(k) Plan will end with your last regular paycheck and you will receive information by mail concerning 401(k) Plan rollover procedures is you wish to do that.

6. Stock Options.

a. You were previously granted options to purchase shares of the Company’s common stock, pursuant to the Company’s 2013 Equity Incentive Plan (the “Plan”) and set forth on Exhibit B (collectively, the “Options”) and stock option agreements and any other documents between you and the Company setting forth the terms of the Options (collectively, the “Option Documents”). Exhibit B sets forth the number of shares subject to each Option that are vested and exercisable as of the Separation Date (the “Vested Shares”).

b. If you timely return and do not revoke this fully signed Agreement to the Company and you execute the Consulting Agreement by the Separation Date, then notwithstanding anything to the contrary set forth in the Plan or the Option Documents (i) the Options will remain outstanding and the unvested shares subject to the Options will continue to be eligible to vest following the Separation Date while the Consulting Agreement is in effect, in accordance with the vesting schedules applicable to such Options and dependent upon your Continuous Service (as defined in Plan) as a consultant pursuant to the terms of the Consulting Agreement, and (ii) the Options will cease vesting upon the termination of your Continuous Service.

c. Subject to the approval of the Board, notwithstanding anything to the contrary in the Plan or the Option Documents, if you timely return this fully signed Agreement to the Company and do not revoke your acceptance, your Option Documents will be amended to provide for exercise of the Vested Shares through the earlier of: (i) the date that is twelve (12) months following the date of the termination of your Continuous Service, or (ii) the original expiration date applicable to each of the Options, unless terminated earlier in accordance with the terms of the Plan and Option Documents. Except as provided in this Agreement, all terms, conditions and limitations applicable to the Options will remain in full force and effect pursuant to the Plan and Option Documents; provided however, you acknowledge that this Section 5 sets forth the full agreement between the parties as to the treatment of your Options as of the Separation Date and that you are not entitled to any other options to purchase shares of the Company’s common stock, except as specifically provided in this Agreement or the Consulting Agreement.

d. The Company makes no representations or guarantees regarding the status of your Options as incentive stock options (“ISO(s)”). You understand and agree that to the extent any Option designated as an ISO at the time of grant is “in-the-money” (the fair market value of the underlying common stock is greater than the exercise price of such option) at the time the exercise period is extended (as contemplated above), such option will be treated as a non-qualified stock option (“NSO”) for federal tax purposes. You acknowledge that the Company is not providing tax advice to you and that you have been advised by the Company to seek independent tax advice with respect to the exercise and modification of the Options.

Christopher Spanos

July 19, 2022 (as modified July 29, 2022 and August 3, 2022)

7. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement and the attached Consulting Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date. Without limiting the scope of the foregoing, and for the avoidance of doubt, if you sign the Consulting Agreement, you will not be eligible to participate in any Company benefit programs maintained by the Company for its employees, unless otherwise explicitly specified in this Agreement.

8. Expense Reimbursements. You agree that, within ten (10) days following the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

9. Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (except as addressed below), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Heather Schwager. You are required to provide the Company with your Company-purchased laptop computer (the “Laptop”) in your possession immediately upon the termination of the Consulting Agreement, or sooner if requested by the Company. Provided that you have done so, if you also timely execute this Agreement and allow it to become effective, and the Company finds that Company files and data stored on the Laptop are intact, then the Company will return the Laptop to you within ten (10) days and allow you to keep it. Notwithstanding the foregoing, this duty to timely return Company property by the Separation Date does not apply to any property that the Company specifically authorizes you to retain in connection with the Consulting Agreement (which property you must return to the Company, without retaining any reproductions, upon termination of the Consulting Agreement or earlier if requested by the Company). Eligibility for the Severance Benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company Property.

10. Confidential Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under the Employee Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement (attached as Exhibit C) and your Non-Competition Agreement (attached as Exhibit D), each of which you previously signed, not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitations and competitive activities. If you have any doubts as to the scope of the restrictions in your agreements, you should contact Timothy Huffmyer immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with your obligations under these agreements. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such

Christopher Spanos

July 19, 2022 (as modified July 29, 2022 and August 3, 2022)

filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

11. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

12. Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process or in connection with a government investigation. The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

13. Cooperation after Termination. During the time that you are receiving payments under this Agreement, you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.

14. Release of the Company Parties. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers

Christopher Spanos

July 19, 2022 (as modified July 29, 2022 and August 3, 2022)

and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•

has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Virginians with Disabilities Act; the Virginia Human Rights Act; the D.C. Human Rights Act; the D.C. Family and Medical Leave Act; the D.C. Parental Leave Act; the D.C. Accrued Sick and Safe Leave Act; the D.C. Wage Theft Prevention Act; the D.C. Protecting Pregnant Workers Fairness Act; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;

•

has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Christopher Spanos

July 19, 2022 (as modified July 29, 2022 and August 3, 2022)

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed and you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board of Directors and/or an officer of the Company. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

15. Release of You. In exchange for your timely execution of this Agreement, your non-revocation of any portion of the release contained herein, and your full compliance with your obligations to the Company as provided herein, the Company expressly waives and releases any and all claims against you that may be waived and released by law, with the exception of claims arising out of or attributable to: (i) events, acts, or omissions taking place after the date this Agreement is signed; (ii) your breach of any terms and conditions of this Agreement; (iii) any criminal activities or fraud you engaged in during your employment with the Company; or (iv) your misappropriation of the Company’s confidential information or trade secrets.

16. Your Acknowledgments and Affirmations/ Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for

Christopher Spanos

July 19, 2022 (as modified July 29, 2022 and August 3, 2022)

which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier, but not prior to the Separation Date, and if you do you will sign the Consideration Period waiver below) and you specifically agree that negotiated changes to this Agreement, whether or not material, do not extend the 21-day consideration period; (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Agreement is executed by you.

17. No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

18. Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 9, 10, 11 and 12 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.

19. Miscellaneous. This Agreement, including Exhibits A, B, C and D, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or

Christopher Spanos

July 19, 2022 (as modified July 29, 2022 and August 3, 2022)

amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Virginia as applied to contracts made and to be performed entirely within Virginia.

If this Agreement is acceptable to you, please sign below and return the original to me on the Separation Date, which you acknowledge is at least twenty-one (21) days after your original receipt of this Agreement on July 19, 2022. This offer will expire if we have not received your executed copy by that date.

I wish you good luck in your future endeavors.

[Signatures to follow on next page]

Christopher Spanos

July 19, 2022 (as modified July 29, 2022 and August 3, 2022)

Sincerely,

URGENTLY INC.

By:	/s/ Timothy Huffmyer
Name: Timothy Huffmyer
Title: Chief Financial Officer

AGREED TO AND ACCEPTED:

/s/ Christopher Sapnos
Christopher Sapnos

Exhibit A — Consulting Agreement

Exhibit B — Options

Exhibit C — Employee Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement

Exhibit D — Non-Competition Agreement

CONSIDERATION PERIOD

I, Christopher Spanos, understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received on August 12, 2022. If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period. 1 understand that I am not permitted to sign prior to the Separation Date.

AGREED:

/s/ Christopher Sapnos
Signature

August 12, 2022
Date

EXHIBIT A

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) by and between Urgently Inc. (“Client”) and Christopher Spanos, an individual (“Consultant”) is effective as of August 12, 2022 (the “Effective Date”).

RECITALS

WHEREAS the parties desire for the Client to engage Consultant to perform the services described herein and for Consultant to provide such services on the terms and conditions described herein; and

WHEREAS, the parties desire to use Consultant’s independent skill and expertise pursuant to this Agreement as an independent contractor;

NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1. Engagement of Services. Consultant agrees to provide consulting services as an advisor to the Company at the request of the Interim CEO or the Chief Financial Officer (collectively, the “Executive”) of the Client. Consultant agrees to exercise the highest degree of professionalism and utilize his expertise and creative talents in performing these services. Consultant agrees to make himself reasonably available to perform such consulting services throughout the Consulting Period (as defined in Section 14.1), and to be reasonably available to meet with the Client at its offices or otherwise. Consultant agrees to make himself available to perform consulting services throughout the Consulting Period, which shall include (i) up to twenty (20) hours per week through Phase 1 (as defined below) of the Consulting Period, (ii) up to ten (10) hours per week throughout Phase 2 (as defined below) of the Consulting Period, and (iii) up to five (5) hours per week throughout Phase 3 (as defined below) of the Consulting Period.

2. Compensation.

2.1 In consideration for the services rendered pursuant to this Agreement and for the assignment of certain of Consultant’s right, title and interest pursuant hereto, the Client will permit Consultant’s Options (as defined in the “Separation Agreement” dated July 19, 2022, as modified July 29, 2022 and August 3, 2022) to continue vesting. All matters of vesting and exercisability of Consultant’s Options shall be as governed by Section 5 of the Separation Agreement and the terms of the Plan and Option Documents (each as defined in the Separation Agreement).

2.2 In further consideration for the services rendered pursuant to this Agreement during Phase 1 (as defined below) and for the assignment of certain of Consultant’s right, title and interest pursuant hereto, subject to approval by the Board (as defined in the Separation Agreement), the Company anticipates granting Consultant an option (the “Consulting Option”) to purchase shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant. The number of shares subject to the Consulting

Option will equal the quotient obtained after dividing $75,000 by the fair market value of one share of the Company’s common stock as of August 31, 2022 as determined by the Board. The Consulting Option will be governed by the terms and conditions of the Plan and the applicable stock option agreement. The Consulting Option will vest in six (6) substantially equal monthly installments, commencing on the one-month anniversary of the Effective Date and continuing on each monthly anniversary of the Effective Date for five (5) consecutive months thereafter, subject to Consultant’s Continuous Service (as defined in the Plan) as of each such date. For the avoidance of doubt, if Consultant remains in Continuous Service throughout Phase 1, then the Consulting Option will vest in full, subject to the terms and conditions of the Plan.

2.3 In consideration for the services rendered pursuant to this Agreement during Phase 2 (as defined below), and for the assignment of certain of Consultant’s right, title and interest pursuant hereto, Client will pay Consultant a consulting fee of $18,750 per full calendar month for services rendered during Phase 2, prorated for any partial month. Following the completion of a month during Phase 2, Consultant will submit an invoice to Client for such services rendered. Client will pay such invoice within fifteen (15) days after receipt of Consultant’s monthly invoice.

2.4 In consideration for the services rendered pursuant to this Agreement during Phase 3 (as defined below), and for the assignment of certain of Consultant’s right, title and interest pursuant hereto, Client will pay Consultant a consulting fee of $500 per full calendar month for services during Phase 3, prorated for any partial month. Following the completion of a month during Phase 3, Consultant will submit an invoice to Client for such services rendered. Client will pay such invoice within fifteen (15) days after receipt of Consultant’s monthly invoice.

2.5 In further consideration for the services rendered pursuant to this Agreement and for the assignment of certain of Consultant’s right, title and interest pursuant hereto, the Client will permit Consultant to participate in a management incentive plan (the “MIP”) during the Consulting Period, if established by the Board of Directors of the Client (the “Board”) in its sole discretion. The Client will recommend to the Board that Consultant receive a bonus equivalent to 10% of the total amount paid out to participants of the MIP (if established) during the period that Consultant provides services to the Client under this Agreement, subject to the terms and conditions of the MIP. The Client does not guarantee that a MIP will be established, nor does it guarantee the amount of any payments under the MIP. For the avoidance of doubt, Consultant’s participation in the MIP (if established) shall cease upon any termination of this Agreement. Consultant and the Client acknowledge and agree that this Section 2.5 may be subject to amendment following establishment of the MIP (to the extent established in the discretion of the Board); provided, however, that any such amendment shall provide Consultant with participation and award rights no less favorable in material respects in the aggregate than as set forth herein.

2.6 During the Consulting Period, Client shall reimburse Consultant for actual, documented and reasonable travel expenses incurred by Consultant in connection with Consultant’s performance of services hereunder, provided that Consultant receives written approval from the Executive prior to incurring such expenses.

3. Ownership of Work Product. Consultant hereby irrevocably assigns, grants and conveys to Client all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by Consultant, to which Consultant contributes, or which relates to Consultant’s services provided pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. Consultant agrees that any and all Work Product shall be and remain the property of Client. Consultant will immediately disclose to the Client all Work Product. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Client’s request, Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant shall not attempt to register any works created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. Consultant retains no rights in the Work Product and agrees not to challenge Client’s ownership of the rights embodied in the Work Product. Consultant further agrees to assist Client in every proper way to enforce Client’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as Client may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing Client’s rights relating to the Work Product.

4. Artist’s, Moral, and Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against Client. In the event that Consultant has any such rights that cannot be assigned or waived Consultant hereby grants to Client a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.

5. Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the full right and authority to enter into this Agreement and perform his obligations hereunder; (b) Consultant has the right and unrestricted ability to assign the Work Product to Client as set forth in Sections 3 and 4 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors); (c) the Work Product has not heretofore been published in its entirety; and (d) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Consultant agrees to indemnify Client from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 5.

6. Independent Contractor Relationship. Consultant is an independent contractor and not an employee of the Client. Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The manner and means by which Consultant chooses to complete the consulting services are in Consultant’s sole discretion and control. In completing the consulting services, Consultant agrees to provide his own equipment, tools and other materials at his own expense. Consultant is not authorized to represent that he is an agent, employee, or legal representative of the Client. Consultant is not authorized to make any representation, contract, or commitment on behalf of Client or incur any liabilities or obligations of any kind in the name of or on behalf of the Client. Consultant shall be free at all times to arrange the time and manner of performance of the consulting services. Consultant is not required to maintain any schedule of duties or assignments. Consultant is also not required to provide reports to the Client. In addition to all other obligations contained herein, Consultant agrees: (a) to proceed with diligence and promptness and hereby warrants that such services shall be performed in accordance with the highest professional standards in the field to the satisfaction of the Client; and (b) to comply, at Consultant’s own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes which are applicable to the performance of the services hereunder.

7. Consultant’s Responsibilities. As an independent contractor, the mode, manner, method and means used by Consultant in the performance of services shall be of Consultant’s selection and under the sole control and direction of Consultant. Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof. Any persons employed by or subcontracting with Consultant to perform any part of Consultant’s obligations hereunder shall be under the sole control and direction of Consultant and Consultant shall be solely responsible for all liabilities and expenses thereof. The Client shall have no right or authority with respect to the selection, control, direction, or compensation of such persons.

8. Tax Treatment. Consultant and the Client agree that the Client will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor, that neither he nor his employees are entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant, or any employee of Consultant, is injured in any manner while performing obligations under this Agreement. Consultant will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes for Consultant and his employees. The Client will not withhold any taxes or prepare W-2 Forms for Consultant, but will provide Consultant with a Form 1099, if required by law. Consultant is solely responsible for, and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement, except as provided herein. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant with the appropriate taxing authorities, as required by law.

9. No Employee Benefits. Consultant acknowledges and agrees that neither he nor anyone acting on his behalf shall receive any employee benefits of any kind from the Client. Consultant (and Consultant’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs as a result of the performance of services under this Agreement, without regard to Consultant’s independent contractor status. In addition,

Consultant (on behalf of himself and on behalf of Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Client’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Client to its employees. Notwithstanding the above, this Agreement does not amend or abrogate in any manner any benefits owed to Consultant under any qualified retirement plan or health and welfare benefit plan in which Consultant was a participant during his previous employment relationship with the Client.

10. Expenses and Liabilities. Consultant agrees that as an independent contractor, except as provided in Section 2.6, he is solely responsible for all expenses (and profits/losses) he incurs in connection with the performance of services, other than as set forth herein. Consultant understands that he will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Client. In addition, the Client does not guarantee to Consultant that fees derived from Consultant’s business will exceed Consultant’s costs.

11. Non-Exclusivity. The Client reserves the right to engage other consultants to perform services, without giving Consultant a right of first refusal or any other exclusive rights. Consultant reserves the right to perform services for other persons, provided that the performance of such services do not conflict or interfere with services provided pursuant to or obligations under this Agreement.

12. No Conflict of Interest. During the term of this Agreement, unless written permission is given by the Executive, Consultant will not accept work, enter into a contract, or provide services to any third party that provides products or services which compete with the products or services provided by the Client nor may Consultant enter into any agreement or perform any services which would conflict or interfere with the services provided pursuant to or the obligations under this Agreement. Consultant warrants that there is no other contract or duty on his part that prevents or impedes Consultant’s performance under this Agreement. Consultant agrees to indemnify Client from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.

13. Confidential Information. Consultant agrees to hold Client’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties. Consultant also agrees not to use any of Client’s Confidential Information for any purpose other than performance of Consultant’s services hereunder. “Confidential Information” as used in this Agreement shall mean all information disclosed by Client to Consultant, or otherwise, regarding Client or its business obtained by Consultant pursuant to services provided under this Agreement that is not generally known in the Client’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. In addition, Consultant may disclose Client’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of such Confidential Information. Consultant’s duty of confidentiality under this Agreement does not amend or abrogate in any manner Consultant’s continuing duties under any prior agreement between Consultant and Client. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Client and Consultant, nothing in this Agreement shall limit Consultant’s right to discuss Consultant’s engagement with the Client or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of Consultant’s engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

14. Term and Termination.

14.1 Term.

(a) The term of this Agreement and the “Consulting Period” is for twenty-four (24) months from the Effective Date set forth above, unless earlier terminated as provided in this Agreement. “Phase 1” of the Consulting Period shall mean the time from the Effective Date through the last day of the sixth (6th) month of the Consulting Period. “Phase 2” of the Consulting Period shall mean the time from the first day of the seventh (7th) month of the Consulting Period through the last day of the ninth (9th) month of the Consulting Period. “Phase 3” of the Consulting Period shall mean the time from the first day of the tenth (10th) month of the Consulting Period until the end of the Consulting Period.

14.2 Termination.

(a) Automatic Termination. If Consultant fails to execute the Separation Agreement within twenty-one (21) days of receipt, then this Agreement will automatically terminate effective at the end of the twenty-first day following Consultant’s receipt of the Separation Agreement. If Consultant revokes his acceptance of the Separation Agreement within seven (7) days after executing the Separation Agreement, then this Agreement will automatically terminate on the day of such revocation.

(b) Termination upon Notice. Either party may terminate this Agreement for any reason, or no reason, upon fifteen (15) days’ advance written notice.

(c) Termination upon Breach. The Client may terminate this Agreement before its expiration immediately if Consultant materially breaches the Agreement. The parties agree that a “Material Breach” by Consultant shall occur if he: (i) fails to abide by any recognized professional standard, including any ethical standard; (ii) fails to provide services as reasonably requested by the Executive; (iii) secures other full-time employment that prohibits his ability to provide services to the Client; (iv) breaches any other material obligations of this Agreement, or (v) violates local, state, or federal laws.

14.3 Effect of Termination. Upon any termination or expiration of this Agreement, Consultant (i) shall immediately discontinue all use of Client’s Confidential Information delivered under this Agreement or that he was permitted to retain from his prior employment to be used while providing services under this Agreement; (ii) shall delete any such Client Confidential Information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to Client, or, at Client’s option, destroy, all copies of such Confidential Information then in Consultant’s possession. In the event that either Consultant or the Client terminates this Agreement, or the Term otherwise ends, vesting of the Options and the Consulting Option shall cease immediately.

14.4 Survival. The rights and obligations contained in Sections 3-6, 8-9, 12, 14.3, 14.4, and 15-21 will survive any termination or expiration of this Agreement.

15. Successors and Assigns. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without Client’s prior written consent. Client may assign this Agreement. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s subcontractors or delegatees.

16. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by telecopy, email, or facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

17. Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia, as such laws are applied to agreements entered into and to be performed entirely within Virginia between Virginia residents. Any suit involving this Agreement shall be brought in a court sitting in Virginia. The parties agree that venue shall be proper in such courts, and that such courts will have personal jurisdiction over them.

18. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

19. Waiver. The waiver by Client of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

20. Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate and attorney’s fees).

21. Entire Agreement. This Agreement is being entered into as part of the Separation Agreement between the Client and Consultant, and is contingent upon Consultant’s execution and non-revocation of the Separation Agreement. This Agreement and the Separation Agreement constitutes the entire understanding of the parties relating to the subject matter and supersedes any previous oral or written communications, representations, understanding, or agreement between the parties concerning such subject matter. This Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and the Client. The parties have entered into separate agreements related to Consultant’s previous employment relationship with Client. These separate agreements govern the previous employment relationship between Consultant and Client, have or may have provisions that survive termination of Consultant’s relationship with Client under this Agreement, may be amended or superseded without regard to this Agreement, and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

[signatures to follow on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

URGENTLY INC.

By:	/s/ Timothy Huffmyer
Name: Timothy Huffmyer Title: Chief Financial Officer

AGREED TO AND ACCEPTED:

/s/ Christopher Sapnos
Christopher Sapnos

EXHIBIT B

Options (as of August 12, 2022)

Grant Date	Exercise Price	ISO/ NSO	Total Number of Shares Originally Subject to Option	Vested	Expiration Date
March 22, 2016	$0.56	ISO	250,000	250,000	March 21, 2026
May 25, 2018	$0.75	ISO	50,000	50,000	May 24, 2028
April 2, 2019	$0.94	ISO	60,000	51,250	April 1, 2029
July 15, 2021	$1.38	ISO	55,452	55,452	July 14, 2031
July 15, 2021	$1.38	NSO	44,548	44,548	July 14, 2031

TOTAL:	—	—	460,000	451,250	—